UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

NETFLIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0467272
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Winchester Circle Los Gatos, California	95032
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

EXPLANATORY NOTE

This Form 8-A/A is filed by Netflix, Inc. (the “Company”) to reflect the expiration of the preferred share purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on November 5, 2012.

Item 1.	Description of Registrant’s Securities to Be Registered.

On December 30, 2013, the Company announced that it executed an amendment (the “Amendment”) to the Preferred Shares Rights Agreement (the “Rights Agreement”), dated as of November 2, 2012, between the Company and Computershare Trust Company, N.A. The Amendment accelerates the expiration of the Rights from 5:00 p.m., New York City time, on November 2, 2015 to 5:00 p.m., New York City time, on December 30, 2013, and has the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement will expire.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference.

Item 2.	Exhibits.

Exhibit 3.1	Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 5, 2012).

Exhibit 4.1	Preferred Shares Rights Agreement, dated as of November 2, 2012 by and between Netflix, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 5, 2012).

Exhibit 4.2	Amendment No. 1 to Preferred Shares Rights Agreement, dated as of December 30, 2013, by and between Netflix, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on December 30, 2013).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NETFLIX, INC.

/s/ David Hyman
David Hyman
General Counsel and Secretary

Dated: December 30, 2013

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

Exhibit 3.1	Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 5, 2012).

Exhibit 4.1	Preferred Shares Rights Agreement, dated as of November 2, 2012 by and between Netflix, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 5, 2012).

Exhibit 4.2	Amendment No. 1 to Preferred Shares Rights Agreement, dated as of December 30, 2013, by and between Netflix, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on December 30, 2013).